Exhibit 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE
Michael Falvey
36 York Road
Wayland, MA 01778
Dear Michael:
This Severance Agreement and General Release (the “Agreement”) confirms our understanding regarding the terms and conditions of the end of your employment with Aspect Medical Systems, Inc. (the “Company”) and your post-employment engagement with the Company as an independent contractor. As we discussed, you have no pre-existing right to severance. However, the Company has decided that you may receive the severance benefits described in the “Description of Severance Benefits” attached to this Agreement as Attachment A, if you: (a) sign and return this Agreement to Margery Ahearn at 1 Upland Road, Norwood, MA 02062 on or after January 1, 2009 but no later than on January 9, 2009, and do not revoke the Agreement; and (b) sign and return the Release of Claims at Attachment B to me on or after April 1, 2009 but no later than on April 22, 2009, and do not revoke the Release of Claims.
By signing and returning this Agreement and the Release of Claims at Attachment B, and not revoking your acceptance of either agreement, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3 and in the Release of Claims at Attachment B. Therefore, you are advised to consult with your attorney before signing this Agreement and the Release of Claims at Attachment B, and you may take up to twenty-one (21) days to do so. If you sign this Agreement and the Release of Claims at Attachment B, you may change your mind and revoke your acceptance of either agreement during the seven (7) day revocation period after you have signed the respective agreement by notifying Margery Ahearn in writing at the address set forth above. If you do not so revoke, this Agreement and the Release of Claims at Attachment B will become binding agreements between you and the Company upon the expiration of the applicable seven (7) day revocation period.
If you choose not to sign and return this Agreement on or after January 1, 2009 but no later than on January 9, 2009 and the Release of Claims at Attachment B on or after April 1, 2009 but no later than on April 22, 2009, or if you timely revoke your acceptance of either agreement during the applicable seven (7) day revocation period, you shall not receive any severance benefits from the Company. Specifically, if you timely execute and do not revoke this Agreement but do not execute the Release of Claims at Attachment B (or timely revoke your acceptance to the Release of Claims), (x) you shall forfeit any portion of the severance benefits with respect to which payment has not yet been made; (y) all of the Company’s obligations under this Agreement to provide any remaining severance benefits shall immediately cease; and (z) you shall reimburse the Company for all severance benefits previously received from the Company under this Agreement within five (5) business days, including any portion of the Severance Pay, the Severance Bonus, and payments for group health insurance and your attorney’s fees described in Attachment A.

Whether or not you decide to sign this Agreement and the Release of Claims at Attachment B, however, you will receive payment on your Separation Date (as defined below) for all accrued wages and any unused vacation time accrued through the Separation Date. Also, regardless of signing this letter, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. In the event you decide not to sign this Agreement or the Release of Claims at Attachment B, all premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long term disability, will cease upon your Separation Date. Further, pursuant to the Company’s 1998 and 2001 Stock Incentive Plan you will have up to ninety (90) days after the Separation Date to exercise any vested stock rights you may have (as provided for by the plans). All unvested stock rights will be cancelled on the Separation Date.
The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this Agreement and the Release of Claims at Attachment B and do not revoke either agreement during the applicable seven (7) day revocation period:
1. Separation Date; Bonus Payment; and Consulting Arrangement —
a.	The effective date of the end of your employment with the Company will be December 31, 2008, or such earlier date as may be determined by the Company in accordance with this Paragraph 1 (the “Separation Date”). The period of time from your execution of this Agreement until the Separation Date is defined as the “Transition Period.” During the Transition Period, you agree to continue to satisfactorily perform your normal employment duties and any other task as requested by the Company and consistent with your position, and to be available to assist the Company in transitioning your duties. The Company will continue to pay your base salary, less all applicable taxes and withholdings, as well as customary benefits, through the Separation Date, unless you voluntarily resign from your position before the Separation Date or the Company ends your employment with “Cause, “ which for purposes of this Paragraph 1 is defined as: (a) your willful and continued failure to perform your duties as set forth in this Paragraph 1; or (b) your willful engagement in illegal conduct or misconduct which is materially injurious to the Company.

b.	Provided that you satisfactorily perform your duties through December 31, 2008 as set forth in Paragraph 1.a. above and you have met the requirements of the Aspect Medical Systems 2008 Annual Incentive Plan (the “Plan”), you will be eligible to receive your 2008 bonus in accordance with and under the terms of the Plan. The amount of your bonus shall be determined and paid after the Company’s Board of Directors determines your bonus award, but no later than by March 15, 2009. This bonus is separate from and unrelated to the Severance Bonus set forth in Attachment A below and constitutes compensation unrelated to the severance benefits.

c.	The Company agrees to engage you as a Consultant pursuant to the terms and conditions set forth in the Consulting Agreement attached to this Agreement as Attachment C.
2.	Description of Severance Benefits — The severance benefits paid to you if you timely sign and return this Agreement and the Release of Claims at Attachment B, do not revoke your acceptance to either agreement within the applicable seven (7) day revocation period, and satisfactorily fulfill all your obligations set forth in this Agreement and in the Consulting Agreement attached to this Agreement as Attachment C are described in the “Description of Severance Benefits” attached as Attachment A.

If you fail to fulfill your obligations set forth in this Agreement or the Consulting Agreement attached to this Agreement as Attachment C, including your obligation to timely execute and not revoke your acceptance of this Agreement and the Release of Claims at Attachment B, (x) you shall forfeit any portion of the severance benefits with respect to which payment has not yet been made; (y) all of the Company’s obligations under this Agreement to provide any remaining severance benefits shall immediately cease; and (z) you shall reimburse the Company for all severance benefits previously received from the Company under this Agreement within five (5) business days, including any portion of the Severance Pay, the Severance Bonus, and payments for group health insurance and your attorney’s fees described in Attachment A.

3.	Release — In consideration of the payment of the severance benefits described in Attachment A, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), and the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Privacy Act, M.G.L. c. 214, §1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation, wrongful discharge, or wrongful discharge in violation of public policy) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement (i) prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); (ii) affects your rights, if any, to vested benefits under the Company’s benefit plans or programs; (iii) affects any of your rights to indemnification which you possessed as of the Separation Date; or (iv) shall be construed to bar or limit your rights to enforce your rights under this Agreement.

4.	Non-Disclosure and Non-Solicitation — As additional consideration for your execution and non-revocation of this Agreement and the Release of Claims at Attachment B, the Company agrees to waive the non-competition obligations set forth at Paragraph 5 of the Non-disclosure, Developments, Non-Competition and Non-Solicitation Agreement you executed at the inception of your employment (the “NDA”). However, the remaining provisions of the NDA shall remain in full force and effect, and you hereby acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as well as your obligations with respect to non-solicitation, all as stated more fully in the NDA.

5.	Return of Company Property — You confirm that by the Separation Date, you will have returned to the Company all Company property including, but not limited to, all keys, files, records (and all copies thereof), documents (and all copies thereof), electronic data (and all copies thereof), software (and all copies thereof), equipment, (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property which is in your possession or control, and will leave intact all electronic Company documents, including, but not limited to, those which you developed or help develop during your employment. You further confirm that by the Separation Date, you will have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, all credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.	Mutual Non-Disparagement — You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company agrees to instruct those of its officers and members of its Board of Directors as of the date of this Agreement, not to make any false, disparaging or derogatory statements about you, or your employment with or separation from the Company.

7.	Tax Provision — In connection with the severance benefits provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

8.	Section 409A — The Company makes no representations or warranty and shall have no liability to you if any provisions of this Agreement are determined to constitute deferred compensation subject to Internal Revenue Code Section 409A but not to satisfy the conditions of that section.

9.	Amendment — This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.	Waiver of Rights — No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.	Validity — Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.	Confidentiality — To the extent permitted by law, you understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this Agreement (including Attachments A, B, and C), and the contents of the negotiations and discussions resulting in this Agreement and its Attachments, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any persons except your immediate family, attorneys, and financial advisors, and to them only provided that they also agree to keep the information completely confidential. Nothing in this paragraph limits your rights to disclose the existence and terms of this Agreement: (a) pursuant to valid subpoena; (b) to fulfill Internal Revenue Service and Commonwealth of Massachusetts Department of Revenue reporting requirements; or (c) as otherwise required by federal or state law or as agreed to in writing by the Company.

13.	Nature of Agreement — You understand and agree that this Agreement and its Attachments do not constitute an admission of liability or wrongdoing on the part of the Company.

14.	Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, including Attachments A, B, and C, and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement or any of its Attachments. You understand that you may revoke this Agreement and the Release of Claims at Attachment B for a period of seven (7) days after you sign each agreement by notifying Margery Ahearn in writing, at 1 Upland Road, Norwood, MA 02062, and the Agreement and the Release of Claims at Attachment B shall not be effective or enforceable until the expiration of such seven (7) day revocation period. You understand and agree that by entering into this Agreement and the Release of Claims at Attachment B, you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

15.	Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement (including Attachments A, B, and C), and that you fully understand the meaning and intent of this Agreement and its Attachments. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement, including Attachments A, B, and C, with an attorney. You further state and represent that you have carefully read this Agreement, including Attachments A, B, and C, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.	Applicable Law — This Agreement, including Attachments A, B, and C, shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

17.	Entire Agreement — This Agreement, including Attachments A, B, and C, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter of the Agreement, including Attachments A, B, and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.
If you have any questions about the matters covered in this letter, please call me at (617) 559-7362.

Very truly yours, ASPECT MEDICAL SYSTEMS, INC.
By:	/s/ Margery Ahearn
Margery Ahearn
VP, Human Resources

I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits. I have been given at least twenty-one (21) days to consider this Agreement (including Attachments A, B, and C) and I have chosen to execute this on the date below. I intend that this Agreement become a binding agreement between me and the Company if I do not revoke my acceptance within seven (7) days by writing to Margery Ahearn at 1 Upland Road, Norwood, MA 02062.

/s/ Michael Falvey
Michael Falvey	Date: January 1, 2009
To be signed and returned to Margery Ahearn on or after January 1, 2009, but no later than on January 9, 2009.

ATTACHMENT A
DESCRIPTION OF SEVERANCE BENEFITS
Severance Pay — The Company will pay you a lump sum amount of $237,950, less all applicable state and federal taxes, as severance pay (the “Severance Pay”). The Severance Pay will be paid in accordance with the Company’s normal payroll practices, but no earlier than the eighth (8th) day after you timely execute and do not revoke this Agreement and no later than on January 21, 2009.
Severance Bonus — The Company will pay you a severance bonus of $95,228, less all applicable taxes and withholdings (the “Severance Bonus”). The Severance Bonus will be paid in two lump sums as follows:
     (a) $75,228 will be paid no earlier than the eighth (8th) day after you timely execute and do not revoke this Agreement and no later than on January 21, 2009.
     (b) $20,000 will be paid no earlier than the eighth (8th) day after you timely execute and return, and do not revoke your acceptance to, the Release of Claims in a form identical to that at Attachment B.
Payment for Group Healthcare Insurance Continuation Coverage — Effective as of the Separation Date, you shall be considered to have elected to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. The Company will provide you, at its expense, with the same group health and dental coverage as you had while you were employed with the Company, for a period of 12 months beginning on January 1, 2009, or until you become eligible for other coverage, whichever comes first. You shall pay all premium costs related to the COBRA insurance continuation coverage thereafter on a monthly basis for as long as, and to the extent that, you remain eligible for and continue to elect such coverage. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.
Payment of Attorney’s Fees — The Company agrees to reimburse you the cost of the legal fees you actually incur in connection with the review, negotiation, and execution of this Agreement and its Attachments A, B, and C, up to a maximum payment of $2,500. Such payment shall be made directly to the law firm retained by you upon the Company’s receipt of an invoice reflecting the amount due, but no earlier than the eighth (8th) day after you timely execute and do not revoke this Agreement.

ATTACHMENT B
RELEASE OF CLAIMS
In consideration of the payment of the severance benefits described in Attachment A, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of or relating to your engagement with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), and the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Privacy Act, M.G.L. c. 214, §1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your engagement with or separation from the Company (including a claim for retaliation, wrongful discharge, or wrongful discharge in violation of public policy) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement (i) prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); (ii) affects your rights, if any, to vested benefits under the Company’s benefit plans or programs; (iii) affects any of your rights to indemnification which you possessed as of the Separation Date; or (iv) shall be construed to bar or limit your rights to enforce your rights under this Agreement.
Acknowledgements. You acknowledge that you have been given at least twenty-one (21) days to consider this Release of Claims and that the Company advised you to consult with an attorney of your own choosing prior to signing this Release of Claims. You understand that you may revoke your acceptance to this Release of Claims for a period of seven (7) days after you sign it, and that it shall not be effective or enforceable until the expiration of the seven (7) day revocation period. You understand and agree that by entering into this Release of Claims you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.
     You affirm that you have received payment in full for all services rendered in conjunction with your engagement by the Company as a an independent contractor and that no other payment is owed to you pursuant to the Consulting Agreement. You also affirm that you have returned all Company property as provided in Paragraph 5 of the Agreement.

Michael Falvey	Date
To be signed and returned to Margery Ahearn at 1 Upland Road, Norwood, MA 02062 on or after April 1, 2009 but no later than on April 22, 2009.

ATTACHMENT C
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Consulting Agreement”) is entered into by Aspect Medical Systems, Inc., a Delaware corporation with offices at 1 Upland Rd. in Norwood, MA (the “Company”), and Michael Falvey (the “Consultant”).
     WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company on an “as needed” basis; and
     WHEREAS, the Consultant is in the business of providing such services and has agreed to provide such services pursuant to the terms and conditions set forth in this Consulting Agreement;
     NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged by the parties hereto, the parties agree as follows:
     1. Job To Be Performed. Starting on January 1, 2009 (the “Effective Date”) and for a three-month period thereafter ending on March 31, 2009 (the “Consulting Period”), the Consultant agrees to perform consulting services as may be reasonably requested by the Company from time to time (collectively, the “Services”); provided, however, that nothing in this Consulting Agreement shall require the Company to request any Services from the Consultant for any minimum period of time, or at all, during the Consulting Period. The Consultant agrees to use his best efforts in the performance of the Services and agrees to cooperate with the Company’s personnel, not to interfere with the conduct of the Company’s business and to observe all rules, regulations and security requirements of the Company.
     2. Consultant. It is the express intention of the parties to this Consulting Agreement that the Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever. The Consultant shall not be entitled to any benefits that the Company may make available to employees from time to time. The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation insurance coverage for himself.
(a)	Performance of Services. The Consultant shall have the right to control the method, manner and means of performing the Services; provided, however, that the Consultant shall make reasonable efforts to make himself available as requested by the Company. In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the necessary number of hours as are necessary to fulfill the requirements of the Consulting Agreement.

(b)	Final Results. In the performance of the Services, the Consultant has the authority to control and direct the performance of the details of the Services, the

Company being interested only in the results obtained. However, the Services contemplated by this Consulting Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

(c)	Non-Exclusivity. The Consultant retains the right to contract with other companies or entities for his services without restriction; provided, however, that such other engagements must not interfere with the Consultant’s performance of the Services. Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.

(d)	Scope of Authority. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. The Consultant shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company. The Consultant is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, except as expressly authorized in this Consulting Agreement or in another writing signed by an authorized representative of the Company.

(e)	Evidence of Federal Tax Return Filing. The Consultant agrees to furnish to the Company, by no later than May 15 of the year after the calendar year in which compensation is paid, evidence that the income received from the Company for independent contractor duties was reported consistent with the reporting requirements of an independent contractor. The Company shall file Form 1099 to report the compensation paid to the Consultant.
     3. Consulting Fees. The Company shall pay to the Consultant consulting fees of $1,000 for each day or part of each day the Consultant performs Services as requested by the Company, regardless of the number of hours worked. The Company shall reimburse the Consultant for all reasonable travel and other out-of-pocket expenses incurred by the Consultant in rendering Services under this Consulting Agreement.
     4. Termination. The Company may, without prejudice to any right or remedy it may have due to any failure of the Consultant to perform his obligations under this Consulting Agreement, terminate the Consultation Period immediately upon written notice to the Consultant. In the event of termination, the Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company.
     5. Proprietary Information. The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the

Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Information. For purposes of this Consulting Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.
     6. Other Agreements. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that his performance of all the terms of this Consulting Agreement and the performance of his duties as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others, except for any confidential or proprietary information or material belonging to the Company which the Consultant used or accessed during his employment for the Company.
     7. Return of Company Property. Upon termination of this Consulting Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) in his possession, custody or control relating in any way to the business or prospective business of the Company.
     8. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Consulting Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
     9. Non-Assignability of Contract. This Consulting Agreement is personal to the Consultant and he shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company; provided, that in the event that the

Consultant establishes a partnership, corporation or other entity, one purpose of which is to provide the Consulting Services, the consultant may assign this Consulting Agreement to such partnership, corporation or other business entity with the advance written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.
     10. Notices. All notices required or permitted under this Consulting Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this section.
     11. Complete Agreement. This Consulting Agreement contains the entire understanding between the parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the parties respecting the subject matter of this Consulting Agreement; provided, however, that nothing in this Consulting Agreement shall modify, cancel or supersede the Severance Agreement and General Release entered into between the Consultant and the Company, to which this Consulting Agreement is attached hereto as Attachment C. There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties relating to the subject matter of this Consulting Agreement that are not fully expressed herein.
     12. Severability. In the event any provision of this Consulting Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Consulting Agreement, which term or terms shall remain in full force and effect.
     13. Non-Waiver. No delay or omission by the Company in exercising any right under this Consulting Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     14. Amendment. This Consulting Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
     15. Counterparts. This Consulting Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
     16. Interpretation. Whenever the context may require, any pronouns used in this Consulting Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The captions of the sections of this Consulting Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Consulting Agreement.
     17. Governing Law; Jurisdiction. This Consulting Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the

Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.
     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year set forth above.

COMPANY
By:	/s/ Margery Ahearn
	Title:	H.R.V.P

Date:		January 5, 2009

CONSULTANT
/s/ Michael Falvey
Michael Falvey

Date: December 30, 2008